Exhibit 99.1

Cyclacel Pharmaceuticals, Inc.
PRESS RELEASE
CYCLACEL PHARMACEUTICALS ANNOUNCES SECOND QUARTER 2009
FINANCIAL RESULTS
— Conference Call Scheduled Thursday, August 6 at 4:30 p.m. Eastern —
Berkeley Heights, NJ, August 6, 2009 — Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC, NASDAQ: CYCCP; “Cyclacel” or the “Company”) announced today financial and operating results for the second quarter of 2009. The Company’s net loss for the quarter was $7.0 million or $0.34 per share. This net loss included a non-operating expense of a payment under guarantee of $1.7 million and restructuring costs of $0.4 million. This compared to a net loss of $8.5 million or $0.42 loss per share for the same period in 2008. As of June 30, 2009, the Company had $15.9 million in cash and cash equivalents excluding the $3.4 million gross proceeds from the registered direct offering completed on July 29, 2009.
“We continued to deliver on our operating plan during the second quarter concentrating our resources on the clinical development of sapacitabine. We reported interim Phase 2 data at the 2009 ASCO conference showing that sapacitabine has promising activity as a novel, oral treatment for elderly patients with acute myeloid leukemia and myelodysplastic syndromes,” said Spiro Rombotis, President and Chief Executive Officer of Cyclacel. “Our efforts to contain costs and the recently completed financing allow us to project cash at our current burn rate into the third quarter of 2010 and advance the previously-announced pivotal trial plan for sapacitabine.”
Recent Highlights:
•
Raised gross proceeds of approximately $3.4 million in a registered direct offering on July 29, 2009 from certain institutional investors with a further $2.5 million in additional proceeds if the 7-month warrants are exercised

•	Reduced headcount in the quarter by approximately 46%
•	Reported Phase 2 sapacitabine data in elderly patients with acute myeloid leukemia (AML) or myelodysplastic syndromes (MDS) at ASCO 2009
•	Reported Phase 2 interim data for seliciclib in patients with metastatic nasopharyngeal cancer (NPC) at ASCO 2009
•	Initiated a Phase 1 study of sapacitabine and seliciclib oral combination therapy in patients with advanced cancers
•	Reported preclinical data showing sapacitabine anti-cancer activity in combination with targeted agents and other nucleoside analogs at the European Hematology Association 2009 meeting
Key Financials:
Total revenues for the second quarter of 2009 were $0.3 million representing an increase of 48% compared to $0.2 million for the same period in 2008. These revenues were mainly attributable to sales of the Xclair® and Numoisyn® products.
Total research and development (R&D) expenses in the second quarter of 2009 were $2.7 million, a 54% decrease as compared to $5.8 million in the second quarter of 2008.
Total selling, general and administrative expenses (SG&A) for the second quarter of 2009 were $2.3 million, a 47% decrease as compared to $4.3 million in the second quarter of 2008.
The reduction in operating expenses in the second quarter of 2009 compared to the same period in 2008 is primarily attributable to the cost-containment measures implemented in September 2008 and the concentration of the Company’s resources on the clinical development of sapacitabine.
The net loss in the second quarter of 2009 was $7.0 million or $0.34 per share as compared to $8.5 million in the second quarter of 2008, or $0.42 per share. The 2009 loss included a non-operating expense of $1.7 million related to payments due under an agreement with Scottish Enterprise as a consequence of the headcount reductions implemented during the quarter by the Company. The loss also included $0.4 million of restructuring expense related to the reduction in workforce.

Cyclacel also reported results of its operations for the six months ended June 30, 2009. Total revenues for the six months ended June 30, 2009 were $0.5 million representing an increase of 38% compared to $0.4 million for the same period in 2008. These revenues were mainly attributable to sales of the Xclair® and Numoisyn® products.
For the six months ended June 30, 2009, R&D expenses were $5.8 million, a 50% decrease as compared to $11.7 million in the comparable period in 2008.
For the six months ended June 30, 2009, SG&A expenses were $4.5 million, a 44% decrease as compared to $8.1 million in the comparable period in 2008.
The reduction in operating expenses in 2009 compared to 2008 is primarily attributable to the cost-containment measures implemented in September 2008 and the concentration of the Company’s resources on the clinical development of sapacitabine.
For the six months ended June 30, 2009, the Company reported a net loss of $12.1 million, or $0.59 per share, compared to a net loss for the same period in 2008 of $14.8 million, or $0.72 per share. The 2009 loss included a non-operating expense of $1.7 million related to payments due under an agreement with Scottish Enterprise as a consequence of the headcount reductions implemented by the Company. The loss also included $0.4 million of restructuring expense related to the reduction in workforce.
Conference call and Webcast Information:
Cyclacel management will conduct a conference call on August 6, 2009 at 4:30 p.m. Eastern Time to review the quarterly results. Conference call and webcast details are as follows:
US/Canada call: (877) 493-9121/ international call: (973) 582-2750
US/Canada archive: (800) 642-1687 / international archive: (706) 645-9291
Code for live and archived conference call is 22846096
For the live and archived webcast, please visit the Corporate Presentations page on the Cyclacel website at www.cyclacel.com. The webcast will be archived for 90 days and the audio replay for 7 days.
About Cyclacel Pharmaceuticals, Inc.
Cyclacel is a diversified biopharmaceutical company dedicated to the discovery, development and commercialization of novel, mechanism-targeted drugs to treat human cancers and other serious disorders. Sapacitabine, a cell cycle modulating nucleoside analog, is in Phase 2 studies for the treatment of acute myeloid leukemia in the elderly, myelodysplastic syndromes and lung cancer and in Phase 1 in combination with seliciclib. Seliciclib, a CDK (cyclin dependent kinase) inhibitor, is in Phase 2 for the treatment of lung and nasopharyngeal cancer. CYC116, an Aurora kinase and VEGFR2 inhibitor, is in Phase 1 in patients with solid tumors. Cyclacel’s ALIGN Pharmaceuticals subsidiary markets directly in the U.S. Xclair® Cream for radiation dermatitis, Numoisyn® Liquid and Numoisyn® Lozenges for xerostomia. Cyclacel’s strategy is to build a diversified biopharmaceutical business focused in hematology and oncology based on a portfolio of commercial products and a development pipeline of novel drug candidates. Please visit www.cyclacel.com for additional information.

Risk factors
This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety, and intended utilization of Cyclacel’s product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, the risk that Cyclacel will not obtain approval to market its products, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. These factors and others are more fully discussed under “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2008, as supplemented by the interim quarterly reports, filed with the SEC.
Contacts for Cyclacel Pharmaceuticals, Inc.
Investors/Media:
Corey Sohmer, (908) 517-7330
csohmer@cyclacel.com
© Copyright 2009 Cyclacel Pharmaceuticals, Inc. All Rights Reserved. The Cyclacel logo and Cyclacel® are trademarks of Cyclacel Pharmaceuticals, Inc. Numoisyn® and Xclair® are trademarks of Sinclair Pharma plc.

CYCLACEL PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

					Period
					from
					August
					13, 1996
	For the three		For the six		(inception)
	months ended		months ended		to
	June 30,		June 30,		June 30,
	2008	2009	2008	2009	2009
			($000s)
Revenues:
Collaboration and research and development revenue	—	—	—	—	3,000
Product revenue	168	249	333	465	1,303
Grant revenue	12	17	24	29	3,664

	180	266	357	494	7,967

Operating expenses:
Cost of goods sold	99	192	195	308	738
Research and development	5,803	2,683	11,688	5,780	166,193
General and administrative	4,281	2,285	8,119	4,515	67,823
Goodwill and intangibles impairment	—	—	—	—	7,934
Restructuring costs	—	366	—	366	4,286

Total operating expenses	10,183	5,526	20,002	10,969	246,974

Operating loss	(10,003)	(5,260)	(19,645)	(10,475)	(239,007)
Other income (expense):
Costs associated with aborted 2004 IPO	—	—	—	—	(3,550)
Payment under guarantee	—	(1,652)	—	(1,652)	(1,652)
Change in valuation of derivative	—	—	—	—	(308)
Change in valuation of warrants	680	(288)	2,889	(296)	6,411
Foreign exchange gains/(losses)	177	(111)	137	(248)	(4,291)
Interest income	267	12	897	58	13,599
Interest expense	(90)	21	(175)	(86)	(4,543)

Total other income (expense)	1,034	(2,018)	3,748	(2,224)	5,666

Loss before taxes	(8,969)	(7,278)	(15,897)	(12,699)	(231,689)
Income tax benefit	425	233	1,101	591	16,865

Net loss	(8,544)	(7,045)	(14,796)	(12,108)	(214,824)
Dividends on Preferred Ordinary shares	—	—	—	—	(38,123)

Net loss applicable to common shareholders	(8,544)	(7,045)	(14,796)	(12,108)	(252,947)

Net loss per share — basic and diluted	$(0.42)	$(0.34)	$(0.72)	$(0.59)

Weighted average shares	20,433,129	20,433,129	20,433,129	20,433,129

CYCLACEL PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of	As of
	December 31	June 30
	2008	2009
ASSETS
Current assets:
Cash and cash equivalents	24,220	15,864
Short-term investments	1,502	—
Inventory	508	306
Prepaid expenses and other current assets	2,784	1,797

Total current assets	29,014	17,967
Property, plant and equipment (net)	1,748	1,297
Deposits and other assets	195	196

Total assets	30,957	19,460

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	754	1,440
Accrued liabilities	5,186	6,921
Other current liabilities	1,615	777
Warrants liability	43	339
Current portion of other accrued restructuring charges	1,029	1,209

Total current liabilities	8,627	10,686
Other accrued restructuring charges, net of current	1,062	526
Other long term payables	626	—

Total liabilities	10,315	11,212

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized at December 31, 2008 and June 30, 2009, respectively; 2,046,813 shares issued and outstanding at December 31, 2008 and June 30, 2009, respectively

Aggregate preference in liquidation of $20,673,000 at December 31, 2008 and June 30, 2009	2	2
Common stock, $0.001 par value; 100,000,000 shares authorized at December 31, 2008 and June 30, 2009, respectively; 20,433,129 shares issued and outstanding at December 31, 2008 and June 30, 2009, respectively	20	20
Additional paid in capital	223,377	222,932
Accumulated other comprehensive loss	(42)	118
Deficit accumulated during the development stage	(202,715)	(214,824)

Total stockholders’ equity	20,642	8,248

Total liabilities and stockholders’ equity	30,957	19,460

SOURCE: Cyclacel Pharmaceuticals, Inc.

5